UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 18, 2018

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Eagleview Blvd., Suite 212
Exton, Pennsylvania	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 348-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2018, the Board of Directors (the “Board”) of Idera Pharmaceuticals, Inc. (the “Company”) elected Carol A. Schafer as a Class III director with a term expiring at the 2019 annual meeting of stockholders, effective immediately.   Ms. Schafer has also been elected to the Audit Committee of the Board.

Effective upon joining the Board, Ms. Schafer became eligible to receive the standard compensation provided by the Company to its other non-employee directors, as more fully described in the Company’s definitive proxy statement for its 2018 annual meeting of stockholders, filed with the Securities and Exchange Commission on May 22, 2018.  Pursuant to this policy, Ms. Schafer will receive an annual cash retainer of $35,000 for service on the Board and an additional cash retainer of $7,500 for service on the Audit Committee (or $15,000 if she is elected chair of the Audit Committee).  These retainers are payable quarterly in arrears.

The Company’s director compensation program includes a stock-for-fees policy, under which directors have the right to elect to receive common stock in lieu of cash fees. These shares of common stock are issued under the Company’s 2013 Stock Incentive Plan. The number of shares issued to participating directors is determined on a quarterly basis by dividing the cash fees to be paid through the issuance of common stock by the fair market value of the Company’s common stock, which is the closing price of the common stock on the first business day of the quarter following the quarter in which the fees are earned.

In addition, under the Company’s director compensation program, Ms. Schafer was granted an option to purchase 23,000 shares of the Company’s common stock upon her election to the board of directors, which will vest with respect to one-third of the underlying shares on the first anniversary of the date of grant and with respect to the balance in eight equal quarterly installments following the first anniversary of the date of grant, subject to continued service as a director.  Ms. Schafer will also be eligible to receive, as are all non-employee directors, an annual option grant to purchase 11,500 shares of our common stock, which will vest in full one year from that date of grant. These options are granted with exercise prices equal to the fair market value of our common stock, which is the closing price of our common stock, on the date of grant and will become immediately exercisable in full if there is a change in control of our company.

Ms. Schafer will be subject to the Company’s director retirement policy, which provides for acceleration of vesting of options and an extension of the exercise period upon the retirement of a non-employee director. Further, Ms. Schafer will also enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-31918) filed with the Securities and Exchange Commission on May 4, 2017.

Ms. Schafer was elected in accordance with the criteria set forth in the Company’s corporate governance guidelines. There was no arrangement or understanding between Ms. Schafer and any other persons pursuant to which Ms. Schafer was elected as a director. Ms. Schafer has no family relationships with any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer, and there are no related party transactions between Ms. Schafer and the Company.

The Company also announced that William Reardon will resign from the Board effective March 10, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.

	By:	/s/ Vincent J. Milano
Vincent J. Milano
Chief Executive Officer

Dated: December 18, 2018